UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 1, 2016 (Date of earliest event reported)

Ritchie Bros. Auctioneers Incorporated
(Exact Name of Registrant as Specified in Its Charter)

Canada	001-13425	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification)

9500 Glenlyon Parkway, Burnaby, British Columbia, Canada V5J0C6
(Address of principal executive offices) (Zip Code)

(778) 331-5500
(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 8.01 Other Events

On March 1, 2016, Ritchie Bros. Auctioneers Incorporated (“we” or the “Company”) issued a news release announcing that it has obtained the approval of the Toronto Stock Exchange (the “TSX”) to commence a new normal course issuer bid (“NCIB”) beginning on March 3, 2016 and terminating March 2, 2017. The Company currently has in place an NCIB which will terminate on March 2, 2016. The new NCIB will allow the Company to continue using its share repurchase program to primarily neutralize share dilution from options, as all common shares of the Company purchased under the new NCIB will be cancelled.

Under the new NCIB, the Company may purchase up to the lesser of 5,360,763 common shares (such amount representing 5% of the 107,215,270 common shares of the Company issued and outstanding as of February 24, 2016) and that number of common shares worth an aggregate of US$52.5 million. Purchases under the new NCIB may be made at the then current market price of the Company’s common shares through the facilities of the TSX, the New York Stock Exchange or alternative trading platforms in Canada or the United States by means of open market transactions or by such other means as may be permitted by the TSX and applicable Canadian and U.S. securities laws.

A copy of the news release containing further details is attached as Exhibit 99.1 and incorporated by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	News release, dated March 1, 2016 issued by Ritchie Bros. Auctioneers Incorporated

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 1, 2016	Ritchie Bros. Auctioneers Incorporated

	By:	/s/ Darren Watt
Darren Watt
General Counsel & Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	News release, dated March 1, 2016 issued by Ritchie Bros. Auctioneers Incorporated